Exhibit 11


          VIVID TECHNOLOGIES,  INC. AND SUBSIDIARIES
        STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          (Unaudited)


                                Three Months Ended          Six Months Ended
                                     March 31,                  March 31,
                                   1997        1996         1997        1996

PRIMARY:
 Net income                 $ 1,308,172  $  340,524   $2,112,372  $  640,888
 Weighted average common
  stock outstanding           9,201,213   1,676,535    3,188,822   1,675,883

 Conversion of Series B and
  Series D convertible
  preferred stock                    --   5,045,850    5,045,850   5,045,850

 Stock issued within twelve months
  of initial public offering         --     144,542       57,817     144,542


 Common stock equivalents     1,132,653     409,914    1,063,332     408,064

 Primary weighted average
  number of common and common
  equivalent shares
  outstanding                10,333,866   7,276,841    9,355,821   7,274,339

 Per share amount                $  .13      $  .05       $  .23      $  .09